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Exhibit 10.46

EMPLOYMENT AGREEMENT

        THIS EMPLOYMENT AGREEMENT ("Agreement") is made and entered into by and between Tina Blasi ("Name"), an individual ("Employee"), and, Magellan Health Services, Inc. on behalf of itself and its present and future subsidiaries and affiliates (collectively referred to herein as "Employer").

        WHEREAS, Employer desires to obtain the services of Employee and Employee desires to render services to Employer; and

        WHEREAS, Employer and Employee desire to set forth the terms and conditions of Employee's employment with Employer under this Agreement;

        NOW, THEREFORE, in consideration of the foregoing recitals and of the mutual covenants and agreements contained in this Agreement, the parties agree as follows:

STATEMENT OF AGREEMENT

        1.    Employment.    Employer agrees to employ Employee, and Employee accepts such employment in accordance with the terms of this Agreement, for a term of one year commencing on February 25, 2008 and, unless terminated earlier in accordance with the terms of this Agreement, ending on February 25, 2009. Thereafter, this Agreement shall automatically renew for twelve (12) month periods, unless sooner terminated as provided herein. If either party desires not to renew the Agreement, they must provide the other party with written notice of their intent not to renew the Agreement at least fifteen (15) days prior to the next renewal date. Employer's notice of intent not to renew the Agreement shall be deemed to be a termination without cause and the provisions of Section 6(c) shall apply.

        2.    Position and Duties of Employee.    Employee will serve as Chief Executive Officer, National Imaging Associates, Inc. ("NIA") and Senior Vice President of Magellan Health Services, Inc. ("Magellan") and shall have those duties and responsibilities generally possessed by the current Chief Executive Officer of NIA. Employee agrees to serve in such position, or in such other positions with such responsibilities as Employer determines from time to time, and to perform the duties that Employer may assign from time to time to Employee, at the same or greater base salary level, bonus eligibility, and benefits eligibility, and a similar location, provided that Employee is permitted to continue to perform the duties and possess the responsibilities at the level of the head of a strategic business unit of Magellan, which position currently includes responsibility for sales, marketing, account management, SBU profit and loss statement, product development, product enhancement and competitive strategy, and financial and business analytics, until the expiration of the term or such time as Employee's employment with Employer is terminated pursuant to this Agreement.

        3.    Time Devoted.    Employee will devote his or her full business time and energy to the business affairs and interests of Employer, and will use his or her best efforts and abilities to promote Employer's interests. Employee agrees that he or she will diligently endeavor to perform services contemplated by this Agreement in a manner consistent with his or her position and in accordance with the policies established by the Employer.

        4.    Compensation.

          (a)    Base Salary.    Employer will pay Employee a base salary in the amount of ($375,000.00), which amount will be paid in semi-monthly intervals less appropriate withholdings for federal and state taxes and other deductions authorized by Employee. Such salary will be subject to review and upward adjustment, if any, as determined by Employer in its sole discretion not less than annually.

          (b)    Benefits.    Employee will be eligible to participate in Employer's Benefit Plans commensurate with his or her position. Employee will receive separate information detailing the terms of such Benefit Plans and the terms of those plans will control. Employee also will be eligible to participate in any annual incentive plan and stock option plan applicable to Employee by their terms respectively. During the term of this Agreement, Employee will be entitled to such other benefits of employment with Employer as are now or may later be in effect for salaried employees of Employer, and also will be eligible to participate in other benefits adopted for employees at his or her level.

          (c)    Sign-On Bonus.    Employee will receive a sign-on bonus of $50,000, payable following completion of 90 days of employment. Employee also agrees that she will immediately return the sign-on bonus to Employer if Employee voluntarily terminates this agreement and her employment prior to completing one full year of employment with Employer.

          (d)    Sign-On Equity Grant.    Employee will receive a grant of (a) 1,500 restricted stock units, and (b) options to purchase 30,000 shares at an exercise price equal to the closing price of the Common Stock of Employer on NASDAQ on the date of grant. Such restricted stock units and options shall be granted under the Employer's 2006 Management Incentive Plan on the first business day of the month following the month of commencement of her employment under this agreement and shall vest ratably in annual installments over a period of three years from the date of grant.

          (e)    Annual Bonus.    Employee shall be entitled to an annual target bonus opportunity of at least 50% of Base Salary ("Target Bonus") under the Company's Short-Term Incentive Plan (or successor annual incentive plan applicable to similarly situated executive officers). The actual payout to Employee is based on funding of bonus pool by the Company based on Company performance during the measurement period and individual Employee performance. Such bonus is typically paid to eligible employees no later than March 31 of each year in respect of service in the preceding year to eligible employees who are still employed by Employer at the time the bonus is paid.

        5.    Expenses.    During the term of this Agreement, Employer will reimburse Employee promptly for all reasonable travel, entertainment, parking, business meetings and similar expenditures in pursuance and furtherance of Employer's business upon receipt of reasonably supporting documentation as required by Employer's policies applicable to its employees generally.

        6.    Termination.

          (a)    Termination Due to Resignation.    Employee may resign his or her employment at any time by giving 30 days written notice of resignation to Employer. Except as otherwise set forth in this Agreement, Employee's employment, and Employee's right to receive compensation and benefits from Employer, will terminate upon the effective date of Employee's termination.

            If Employee resigns pursuant to this Section 6(a), Employer's only remaining financial obligation to Employee under this Agreement will be to pay: (i) any earned but unpaid Base Salary and accrued Paid Time Off through the effective date of Employee's termination; (ii) reimbursement of expenses incurred by Employee through the effective date of termination which are reimbursable pursuant to this Agreement; and (iii) the Employee's vested portion of any Magellan deferred compensation or other benefit plan.

          (b)    Termination with Cause.    Except as otherwise set forth in this Agreement, Employee's employment, and Employee's right to receive compensation and benefits from Employer, will be terminated for cause at the discretion of Employer under the following circumstances:

      (i)
      Employee's commission of an act of fraud or dishonesty adversely affecting Employer or its business and involving his or her duties on behalf of Employer;

      (ii)
      Employee's failure or refusal to faithfully and diligently perform duties assigned to Employee or other breach of any material term under this Agreement;

      (iii)
      Employee's failure or refusal to abide by Employer's policies, rules, procedures or directives; or

      (iv)
      Employee's conviction of a felony or a misdemeanor involving moral turpitude.

            If Employee is terminated pursuant to this Section 6(b), Employer's only remaining financial obligation to Employee under this Agreement will be to pay: (i) any earned but unpaid Base Salary and accrued Paid Time Off through the date of Employee's termination; (ii) reimbursement of expenses incurred by Employee through the date of termination which are reimbursable pursuant to this Agreement; and (iii) the Employee's vested portion of any Magellan deferred compensation or other benefit plan.

            For the events described in Sections 6(b)(ii) and (iii), Employer will give Employee written notice of such deficiency and a reasonable opportunity to cure such situation, but in no event more than thirty days.

          (c)    Termination Without Cause.    Employer may terminate this Agreement without cause at any time. "Without cause" termination shall include, but not be limited to: (i) Employer's notice to Employee of its intent not to renew this Agreement in accordance with the provisions of Section 1 hereof; (ii) Employer's notice to Employee that his or her position will be relocated to an office which is greater than 50 miles from Employee's prior office location; and (iii) Employer's reduction of Employee's base salary to less than the base salary identified in Section 4(a) of this Agreement. If Employer terminates this Agreement without cause, Employer shall continue to pay Employee the compensation provided for in Section 4(a) of this Agreement for a period of time equal to twelve months. Such pay continuation is contingent upon Employee executing Employer's standard severance agreement, which incorporates a general release, at the time of termination. In addition, Employee will receive (i) any earned but unpaid Base Salary and accrued Paid Time Off through the date of Employee's termination; (ii) reimbursement of expenses incurred by Employee through the date of termination which are reimbursable pursuant to this Agreement; and (iii) the Employee's vested portion of any Magellan Health Services retirement, deferred compensation or other benefit plan, including but not limited to, any stock option or restricted stock grant plans, in accordance with the terms of those plans. If Employee participates in any bonus plan(s), including but not limited to, any long term bonus plan(s), Employer may pay Employee, on a pro-rata basis, the amount of such plan(s) as Employee would have earned if Employee had been employed for the full calendar year. The pro-ration will be determined by the fraction of the number of months in the calendar year in which the Employee worked (rounded to the nearest whole month) divided by 12 months. In determining whether a pro-rata bonus shall be paid to Employee, the Employer may consider factors that include but are not limited to (i) the Employee's target bonus (percentage of base salary), (ii) the Company's financial performance and (iii) the Employee's achievement of his or her specific performance objectives. At the time of termination, Employer shall determine the Employee's bonus amount, if any. Notwithstanding the foregoing, any payout of such bonus amount shall be contingent upon the Company satisfying the financial targets established by the Company's Board of Directors. Payment of any bonus shall be made at the time of the annual bonus payout for all employees. COBRA coverage may be elected to continue health, dental, and vision insurance during the Severance Period and beyond. If COBRA coverage is elected, Employee will pay only the employee contribution rate for the health insurance portion of the COBRA coverage during the Severance Period. Dental and vision coverage under COBRA will be billed at the full COBRA rate.

          (d)    Automatic Termination.    This Agreement will terminate automatically upon the death or permanent disability of Employee. Employee will be deemed to be "Disabled" or to suffer from a "Disability" within the meaning of this Agreement if, because of a physical or mental impairment, Employee has been unable to perform the essential functions of his or her position for a period of 180 consecutive days, or if Employee can reasonably be expected to be unable to perform the essential functions of his or her position for such period. If Employee is terminated pursuant to this Section 6(d), Employee will receive (i) any earned but unpaid Base Salary and accrued Paid Time Off through the date of Employee's termination; (ii) reimbursement of expenses incurred by Employee through the date of termination which are reimbursable pursuant to this Agreement; and (iii) the Employee's vested portion of any Magellan Health Services retirement, deferred compensation or other benefit plan, including but not limited to, any stock option or restricted stock grant plans, in accordance with the terms of those plans. If Employee participates in any bonus plan(s), including but not limited to, any long term bonus plan(s), Employer may pay Employee, on a pro-rata basis, the amount of such plan(s) as Employee would have earned if Employee had been employed for the full calendar year. The pro-ration will be determined by the fraction of the number of months in the calendar year in which the Employee worked (rounded to the nearest whole month) divided by 12 months. In determining whether a pro-rata bonus shall be paid to Employee, the Employer may consider factors that include but are not limited to (i) the Employee's target bonus (percentage of base salary); (ii) the Company's financial performance; and (iii) the Employee's achievement of his or her specific performance objectives. At the time of termination, Employer shall determine the Employee's bonus amount, if any. Notwithstanding the foregoing, any payout of such bonus amount shall be contingent upon the Company satisfying the financial targets established by the Company's Board of Directors. Payment of any bonus shall be made at the time of the annual bonus payout for all employees.

          (e)    Effect of Termination.    Except as otherwise provided for in this Section 6, upon termination of this Agreement, all rights and obligations under this Agreement will cease except for the rights and obligations under Sections 4 and 5 to the extent Employee has not been compensated or reimbursed for services performed prior to termination (the amount of compensation to be prorated for the portion of the pay period prior to termination); the rights and obligations under Sections 7, 8 and 10; and all procedural and remedial provisions of this Agreement.

        7.    Protection of Confidential Information/Non-Competition/Non-Solicitation.

          Employee covenants and agrees as follows:

          (a)(i) Confidential Information: During Employer's employment of Employee and for a period of one year following the termination of Employee's employment for any reason, Employee will not use or disclose, directly or indirectly, for any reason whatsoever or in any way, other than at the direction of Employer or in the normal course of Employee's duties as authorized by policies of Employer, during the course of Employee's employment or after receipt of the prior written consent of Employer, any confidential information of Employer or its controlled subsidiaries or affiliates, that comes into his or her knowledge during his or her employment by Employer (the "Confidential Information" as hereinafter defined). The obligation not to use or disclose any Confidential Information will not apply to any Confidential Information that is or becomes public knowledge through no fault of Employee, and that may be utilized by the public without any direct or indirect obligation to Employer, but the termination of the obligation for non-use or nondisclosure by reason of such information becoming public will extend only from the date such information becomes public knowledge. The above will be without prejudice to any additional rights or remedies of Employer under any state or federal law protecting trade secrets or other information.

          (a)(ii)    Trade Secrets.    Employee shall hold in confidence all Trade Secrets of Employer, its direct and indirect subsidiaries, and/or its customers that came into his or her knowledge during his or her employment by Employer and shall not disclose, publish or make use of at any time after the date hereof such Trade Secrets, other than at the direction of Employer, for as long as the information remains a Trade Secret.

          (a)(iii) For purposes of this Agreement, the following definitions apply:

"Confidential Information" means any data or information, other than Trade Secrets, that is valuable to Employer and not generally known to the public or to competitors of Employer. It is understood that the term "Confidential Information" does not mean and shall not include information which:

    (a)
    was in the possession of Employee on the date of this Agreement or is or subsequently becomes publicly available without the breach of any obligation of Employee owed to the Employer;

    (b)
    is disclosed with the prior written approval of the Employer; or

    (c)
    is obligated to be produced under order of a court of competent jurisdiction or a valid administrative, congressional, or other subpoena, civil investigative demand or similar process; provided, however, that upon issuance of any such order, subpoena, demand or other process, the Employee shall promptly notify the Employer and shall provide the Employer with an opportunity (if then available) to contest, at the Employer's expense, the propriety of such order or subpoena (or to arrange for appropriate safeguards against any further disclosure by the court or administrative or congressional body seeking to compel disclosure of such Confidential Information).

            "Trade Secret" means information including, but not limited to, any technical or non-technical data, formula, pattern, compilation, program, device, method, technique, drawing, process, financial data, financial plan, product plan, list of actual or potential customers or suppliers or other information similar to any of the foregoing, which (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can derive economic value from its disclosure or use; and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

          (a)(iv)    Interpretation.    The restrictions stated in paragraphs 7(a)(i) and 7(a)(ii) are in addition to and not in lieu of protections afforded to trade secrets and confidential information under applicable state law. Nothing in this Agreement is intended to or shall be interpreted as diminishing or otherwise limiting Employer's right under applicable state law to protect its trade secrets and confidential information.

          (b)    Non-Competition.

      (i)
      Employee covenants and agrees that during the term of his or her employment with Employer and for a period of one year immediately following the termination of said employment for any reason, he or she will not, on his or her own behalf or as a partner, officer, director, employee, agent, or consultant of any other person or entity, directly or indirectly, engage or attempt to engage in the business of providing or selling services in the United States that are services offered by Employer at the time of the termination of this Agreement, unless waived in writing by Employer in its sole discretion. Employee recognizes that the above restriction is reasonable and necessary to protect the interest of the Employer and its present or future subsidiaries and affiliates.

      (ii)
      During the one year period immediately following Employee's termination from his or her employment with Employer, Employee may submit a written request to Employer, by notice to Employer in accordance with Section 14, outlining a proposed employment or other employment opportunity that Employee is considering. Employer will review such request, and make a written determination by notice to Employee in accordance with Section 14, within twenty (20) business days following receipt of such request, in its sole discretion, as to whether the opportunity would constitute a breach of the non-competition covenant. Failure of Employer to respond to Employee's request within the required period provided herein shall be deemed consent by Employer.

          (c)    Non-Solicitation.    To protect the goodwill of Employer and its controlled subsidiaries and affiliates, or the customers of Employer and its controlled subsidiaries and affiliates, Employee agrees that, for a period of one year immediately following the termination of his or her employment with Employer, he or she will not, without the prior written permission of Employer, directly or indirectly, for himself or herself or on behalf of any other person or entity, solicit, divert away, take away or attempt to solicit or take away any Customer of Employer for purposes of providing or selling services that are offered by Employer, if Employer, or the particular controlled subsidiary or affiliate of Employer, is then still engaged in the sale or provision of such services at the time of the solicitation. For purposes of this Section 7(c), "Customer" means any individual or entity to whom Employer or its controlled subsidiaries or affiliates has provided, or contracted to provide, services and with whom Employee had, alone or in conjunction with others, contact with or knowledge of, during the twelve months prior to the termination of his or her employment. For purposes of this Section 7(c), Employee had contact with or knowledge of a customer if (i) Employee had business dealings with the customer on behalf of Employer or its controlled subsidiaries or affiliates; (ii) Employee was responsible for supervising or coordinating the dealings between the customer and Employer or its controlled subsidiaries or affiliates; or (iii) Employee obtained or had access to trade secrets or confidential information about the customer as a result of Employee's association with Employer or its controlled subsidiaries or affiliates.

          (d)    Solicitation of Employees.    During Employer's employment of Employee and for a period of one year following the termination of Employee's employment with Employer for any reason, Employee will not solicit for employment, directly or indirectly, any employee of Employer or any of its controlled subsidiaries or affiliates who was employed with Employer or its controlled subsidiaries or affiliates within the one year period immediately prior to Employee's termination.

        8.    Work Made for Hire.    Employee agrees that any written program materials, protocols, research papers, other writings, as well as improvements, inventions, new techniques, programs or products (the "Work") made or developed by Employee within or after normal working hours relating to the business or activities of Employer or any of its subsidiaries, shall be deemed to have been made or developed by Employee solely for the benefit of Employer and will be considered "work made for hire" within the meaning of the United States Copyright Act, Title 17, United States Code, which vests all copyright interest in and to the Work in the Employer. In the event, however, that any court of competent jurisdiction finally declares that the Work is not or was not a work made for hire as agreed, Employee agrees to assign, convey, and transfer to the Employer all right, title and interest Employee may presently have or may have or be deemed to have in and to any such Work and in the copyright of such work, including but not limited to, all rights of reproduction, distribution, publication, public performance, public display and preparation of derivative works, and all rights of ownership and possession of the original fixation of the Work and any and all copies. Additionally, Employee agrees to execute any documents necessary for Employer to record and/or perfect its ownership of the Work and the applicable copyright.

        9.    Employment Agreement with Lumenos and Consulting Agreement with Wellpoint

        (a)   Employer and Employee acknowledge and agree that Employee has in effect certain provisions of an employment agreement with Lumenos dated May, 2005 (the "Lumenos Employment Agreement") and a consulting agreement with Wellpoint dated December, 2007 (the "Consulting Agreement"). Employer and Employee believe in good faith that the non-competition covenants in Section 5.1 of the Lumenos Employment Agreement are overly broad and unenforceable, and that Employee is not subject to such provisions and is free to become employed by Employer.

        (b)   Employer and Employee also believe in good faith that the non-solicitation covenants contained in Section 5.2 of the Lumenos Employment Agreement are unenforceable. Notwithstanding such fact, Employer and Employee voluntarily agree that for the one year non-solicitation period covered by Section 5.2 of the Lumenos Employment Agreement, Employee agrees that she will not solicit, and Employer agrees that it shall not require Employee to solicit, for radiology management services on behalf of Employer's subsidiary, National Imaging Associates, Inc., any customer of Lumenos or American Imaging Management with whom Employee had a business relationship as a result of Employee's past work for Lumenos. Employer and Employee also acknowledge and agree that Employee will be permitted to render consulting services to Wellpoint pursuant to and during the term of the Consulting Agreement.

        (c)   Employee shall also abide by the terms of Section 5.3 of the Lumenos Employment Agreement regarding confidentiality.

        (d)   Employer and Employee also hereby acknowledge and agree that Employer or Employee shall each have the right to terminate this Employment Agreement on three (3) business days' written notice to the other in the event that either of Employee or Employer are the subject of any injunction issued by a court of competent jurisdiction or by the American Arbitration Association in favor of Wellpoint or Lumenos arising from the Lumenos Employment Agreement or the Consulting Agreement and preventing or materially limiting Employee from rendering services to Employer under this Agreement (hereinafter defined as an

"Injunction"), which Injunction is not vacated or dismissed within sixty (60) days of issuance. Notwithstanding anything to the contrary contained in this Agreement:,(i) in the event of the issuance of an Injunction, Employer shall have the right to suspend the payment of any and all compensation and benefits payable to Employee under this Agreement until the earlier of the date the Injunction is vacated or dismissed, or the date of termination of this Agreement pursuant to this Section 9(d): and (ii) in the event of termination of this Agreement by Employee or Employer as a result of any such Injunction, Employer shall not owe Employee any severance pursuant to this agreement and Employee shall be entitled to any remaining compensation that would otherwise be provided to Employee in the event of a termination of Employee due to resignation pursuant to Section 6 (a) of this Agreement.

        (e)   Employer shall indemnify and hold Employee harmless from all reasonable legal fees incurred in the defense of any legal action or arbitration brought by Wellpoint or Lumenos regarding the provisions of Section 5 of the Lumenos Employment Agreement or the provisions of the Consulting Agreement, provided that Employer shall have the right to approve such legal counsel, legal fees and the legal work to be performed in advance. In the event Employer is a party to any such action against Employee or is subject of a separate legal action arising from the matters referred to in this paragraph (e), Employer shall have the right to engage single legal counsel to represent Employer and Employee in connection with any such legal action or actions, provided such representation of Employer and Employee is permissible under applicable rules of ethics for such counsel.

        (f)    Nothing in this Employment shall in any way be deemed to be an admission by Employee or Employer as to the enforceability of any provision of the Lumenos Employment Agreement or the Consulting Agreement and nothing contained herein is in any way intended, nor shall it be deemed to, waive the attorney client privilege of Employer or Employee..

        10.    Property of Employer.    Employee agrees that, upon the termination of Employee's employment with Employer, Employee will immediately surrender to Employer all property, equipment, funds, lists, books, records and other materials of Employer or its controlled subsidiaries or affiliates in the possession of or provided to Employee.

        11.    Governing Law.    This Agreement and all issues relating to the validity, interpretation, and performance will be governed by, interpreted, and enforced under the laws of the State of Connecticut.

        12.    Remedies.    An actual or threatened violation by Employee of the covenants and obligations set forth in Sections 7, 8 and 10 will cause irreparable harm to Employer or its controlled subsidiaries or affiliates and that the remedy at law for any such violation will be inadequate. Employee agrees, therefore, that Employer or its controlled subsidiaries or affiliates will be entitled to appropriate equitable relief, including, but not limited to, a temporary restraining order and a preliminary injunction, without the necessity of posting a bond. Employee will also be entitled to seek equitable relief against Employer in connection with enforcement of the covenants and obligations set forth in Sections 7, 8 and 10. The provisions of Sections 4, 5, 6, 7, 8 and 10 will survive the termination of this Agreement in accordance with the terms set forth in each Section.

        13.    Arbitration.    Except for an action for injunctive relief as described in Section 12, any disputes or controversies arising under this Agreement will be settled by arbitration in Avon, Connecticut in accordance with the rules of the American Arbitration Association relating to the arbitration of employment disputes. The determination and findings of such arbitrators will be final and binding on all parties and may be enforced, if necessary, in any court of competent jurisdiction. The costs and expenses of the arbitration shall be paid for by Employer, but each party shall pay its own attorney's fees and other litigation costs.

(Employee's Initials)

        14.    Notices.    Any notice or request required or permitted to be given to any party will be given in writing and, excepting personal delivery, will be given at the address set forth below or at such other address as such party may designate by written notice to the other party to this Agreement:

To Employee:	Tina Blasi 9105 Charterhouse Road Frederick, MD. 21704
Copy To:	Allen Farber, Esq. 1500 K Street, N.W. Washington, D.C. 20005-1209
To Employer:	Magellan Health Services, Inc. 55 Nod Road Avon, CT 06001 Attention: General Counsel

          Each notice given in accordance with this Section will be deemed to have been given, if personally delivered, on the date personally delivered; if delivered by facsimile transmission, when sent and confirmation of receipt is received; or, if mailed, on the third day following the day on which it is deposited in the United States mail, certified or registered mail, return receipt requested, with postage prepaid, to the address last given in accordance with this Section.

        15.    Headings.    The headings of the sections of this Agreement have been inserted for convenience of reference only and should not be construed or interpreted to restrict or modify any of the terms or provisions of this Agreement.

        16.    Severability.    If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws effective during the term of this Agreement, such provision will be fully severable and this Agreement and each separate provision will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. In addition, in lieu of such illegal, invalid or unenforceable provision, there will be added automatically, as a part of this Agreement, a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable, to the extent such reformation is allowable under applicable law.

        17.    Binding Effect.    This Agreement will be binding upon and shall inure to the benefit of each party and each party's respective successors, heirs and legal representatives. This Agreement may not be assigned by Employee to any other person or entity but may be assigned by Employer to any subsidiary or affiliate of Employer or to any successor to or transferee of all, or any part, of the stock or assets of Employer.

        18.    Employer Policies, Regulations, and Guidelines for Employees.    Employer may issue policies, rules, regulations, guidelines, procedures or other material, whether in the form of handbooks, memoranda, or otherwise, relating to its Employees. These materials are general guidelines for Employee's information and will not be construed to alter, modify, or amend this Agreement for any purpose whatsoever.

        19.    Background Check, Drug Screening, Employment Eligibility.    This Agreement and Employee's employment hereunder are subject to and conditioned upon: (i) satisfactory completion of a background investigation of Employee by Employer at Employer's expense; (ii) Employee's receipt of a drug screening test conducted in accordance with Employer's customary practice for all new employees, with results acceptable to Employer in accordance with such practice, to be arranged by Employer and Employer at Employer's expense; and (iii) Employee shall provide Employer documentation indicating her eligibility to work within the United States pursuant to The Immigration Reform and Control Act of 1986. Notwithstanding anything herein to the contrary, in the event the aforementioned items are not completed as required herein within thirty days of the date of this Agreement, this Agreement shall terminate with no liability of any party hereto to the other party.

        20.    Entire Agreement.    This Agreement embodies the entire agreement and understanding between the parties with respect to its subject matter and supersedes all prior agreements and understandings, whether written or oral, relating to its subject matter, unless expressly provided otherwise within this Agreement. No amendment or modification of this Agreement, will be valid unless made in writing and signed by each of the parties. No representations, inducements, or agreements have been made to induce either Employee or Employer to enter into this Agreement, which are not expressly set forth within this Agreement. Employee and Employer acknowledge and agree that Employer's controlled subsidiaries and affiliates are express third party beneficiaries of this Agreement.

        21.    No Mitigation.    In the event of a termination of this Agreement giving rise to the right of Employee to receive severance under Section 6 (c) of this agreement, Employee shall have no obligation to seek or accept other employment and there shall be no offset against any severance amounts due to Employee from Employer on account of any compensation paid to Employee by any subsequent employer, provided that if Employee obtains health, dental, or vision insurance coverage form her subsequent Employer, Employee shall terminate her COBRA election under Section 6 (c) of this agreement and Employer shall no longer be responsible for the Employer portion of the COBRA premium for Employee's health insurance.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the            day of February, 2008

"Employee"	MAGELLAN HEALTH SERVICES, INC. "Employer"
/s/ TINA BLASI Tina Blasi	By:	/s/ RENÉ LERER
Name:
Title:

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  Exhibit 10.46
EMPLOYMENT AGREEMENT
STATEMENT OF AGREEMENT